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                                   EXHIBIT 99


Media Contact:   Mark Hines    Telephone: (931) 380-2265


Press Release

Community First, Inc.
February 22, 2004



COMMUNITY FIRST REPORTS YEAR-END FINANCIAL RESULTS


Community First, Inc., the parent company of Columbia, Tennessee's Community First Bank and Trust today reported continued growth for fiscal year 2003. The holding company for Community First, reported net income for the year 2003 at $1,264,000, an increase of 69% over the $750,000 of a year earlier. Net income per share increased to $1.10, as compared to $0.65 for the previous year.

The bank's assets and loan portfolio also continued to move upward rapidly, CEO Marc Lively said. Total assets at year's end were $217,368,000, an increase of 29% over the $173,955,000 at the end of the previous year. At the end of 2003, total loans had climbed to $172,000,000, up 29% over the previous year's total. Loan delinquencies greater than 30 days, as a percentage of total loans, were the lowest in two years.

Chairman Eslick Daniel, M.D., attributed the successful 2003 financial results to a significant increase in deposits, which jumped by $43,000,000 over the previous year, a 29% increase. "Since we opened in 1999," bank president Mark Hines said, "the people of this area have responded enthusiastically to the idea of a bank owned by the community and operated for the benefit of the community. The rapid growth in deposits has continued because people like the way we do business."

The company also completed its $4,500,000 secondary stock offering which began in January 2004. The purpose of the offering was to increase capital and to fund future operations and expansions.

Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with four offices in Maury County. The company also operates nine ATMs in the county and provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area.

This press release may contain certain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations are considered forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of this release; the company assumes no obligation to update any forward-looking statement.